Exhibit 99.1

Gaurdie Banister elected to Marathon Oil Corporation Board of Directors

HOUSTON, Sept. 23, 2015 -- Marathon Oil Corporation (NYSE: MRO) announced today that Gaurdie E. Banister, Jr., has been elected to the Company's board of directors, effective Oct. 1, 2015.

Banister, 57, recently retired after serving eight years as president and CEO of Aera Energy LLC, an oil and gas exploration and production company jointly owned by Shell Oil Company and ExxonMobil, headquartered in California. Banister has 35 years of oil and gas experience, and prior to Aera served in executive level positions at Shell including technical vice president Upstream Asia Pacific and technical vice president Upstream Americas.

“We welcome Gaurdie Banister to Marathon Oil’s board of directors,” said Dennis H. Reilley, Marathon Oil’s non-executive chairman of the board. “Gaurdie brings deep E&P experience, including most recently in the U.S. onshore, a track record of operational excellence and astute business insights. His principled leadership, integrity and attention to safety align perfectly with Marathon Oil’s core values. We look forward to his contributions.”

Banister joined Shell Oil in 1980 as an offshore facilities engineer in New Orleans, and throughout his career served in various production management assignments based in Louisiana, California, Texas and Asia. He became president USA and executive vice president of Shell Services EP Gas and Power in 1998. From 2001 to 2003 Banister served as vice president of Business Development and Technology. In 2003 he was named technical vice president, Upstream Americas and championed innovative capital cost approaches to major projects. From 2005 until 2007 Banister was technical vice president, Upstream Asia Pacific. In this role he oversaw drilling and development activities in Southeast Asia, Australia and New Zealand, and established milestones and processes to safely execute major projects both onshore and offshore.

In 2007 Banister became president and CEO of Aera Energy. Aera is one of California’s largest producers delivering 25 percent of the state’s oil and operating more than 14,000 wells.

Banister was named to the board of Tyson Foods, Inc. (NYSE: TSN) in 2011 and currently serves as the lead independent director.

He also serves as trustee of the South Dakota School of Mines and Technology foundation. Banister previously served on the executive committee of the California Chamber of Commerce, the advisory board of the Chancellor of the California State University System and the board of the Western States Petroleum Association, and is a past chair of the board of the United Way of Kern County.

Banister holds a bachelor’s degree in metallurgical engineering from the South Dakota School of Mines and Technology. He is a native of Casper, Wyoming.

Marathon Oil Corporation is a global exploration and production company. Based in Houston, Texas, the Company had net proved reserves at the end of 2014 of 2.2 billion barrels of oil equivalent in North America, Europe and Africa. For more information, please visit the website at http://www.marathonoil.com.

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